Exhibit 10.9

1200 Morris Turnpike Suite 3005 Short Hills, NJ 07078

December 8, 2023

VIA E-MAIL [XXX]

Mr. Gbola Amusa

[XXX]

[XXX]

[XXX]

Dear Gbola:

On behalf of Metsera, Inc. (collectively with its subsidiaries and affiliates, the “Company”), we are pleased to extend you an offer of employment to join the Company as its Executive Vice President, Chief Financial Officer, pursuant to the terms of this offer letter (this “Letter”) which, if you accept, will govern your employment with the Company.

1. Position, Duties and Responsibilities.

a. Your employment with the Company will be full-time and will commence on February 26, 2024 (your “Start Date”). As Chief Financial Officer, you will be responsible for overseeing the financial operations of the Company, and such other duties as are reasonably assigned to you from time to time by the Chief Executive Officer of the Company (the “CEO”). You will initially report to Chris Cox, the Company’s Chief Strategy Officer. We expect that, over time, your reporting will transition to the CEO.

b. The Company is currently operating on a hybrid, in-person/remote work model. You will be permitted to work remotely from your home in New York City; however, it is expected that you will be available to work in-person on a regular basis, or as otherwise reasonably necessary or requested in connection with the performance of your duties and responsibilities to the Company, at the Company’s New York City office, currently located at 175 Greenwich Street, New York, NY 10007. Further, you will be expected to engage in such business travel as may be reasonably required from time to time in furtherance of the performance of your duties and responsibilities to the Company.

c. Commencing on your Start Date, you agree to devote all of your business time and attention to the business and affairs of the Company, unless otherwise approved by the Company’s CEO.

Gbola Amusa

December 8, 2023

2. At-Will Employment. Your employment relationship with the Company is “at will,” which means that either you or the Company may terminate your employment at any time for any or no reason, with or without advance notice. No employee or representative of the Company has the authority to modify this at-will employment agreement except for the CEO, and any such modification must be in a written agreement signed by both you and the CEO. This paragraph constitutes an integrated agreement with respect to the at-will nature of your employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment agreement. As a professional courtesy, we request that, in the event of resignation, you give the Company at least two weeks’ notice.

3. Compensation.

a. In consideration for the performance of your duties and responsibilities hereunder, your initial, gross annualized base salary will be $450,000, paid bi-weekly in accordance with the Company’s payroll schedule, as in effect from time to time. In light of your duties and compensation, you will be classified as an exempt employee and will not be eligible for overtime. As a full-time, exempt employee, you will be expected to work the Company’s normal business hours and any additional time required to support the Company and complete your work. Your salary is intended to compensate you for all hours worked in any work week.

b. You will also be eligible to earn an annual target bonus, which will be thirty-five percent (35%) of your base salary. This amount, if any, shall be determined by the Company in its sole and absolute discretion based on the results of the Company’s operations and your individual performance. Bonuses are not guaranteed. You must be employed in good standing by the Company and you must not have given notice of your resignation or received notice of your termination as of the date bonuses are paid in order to be eligible for, and to receive, a bonus.

c. The Company will be entitled to withhold from any amounts payable under this Letter any federal, state, local or foreign withholding or other taxes or charges which the Company is required by law to withhold. The Company will be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding arise. Notwithstanding anything to the contrary set forth herein, all provisions of this Letter will be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”), or to be exempt from Section 409A to the extent an exemption is applicable. Each payment of compensation under this Letter will be treated as a separate payment. Nothing in this Letter will require the Company or its successors to be liable for, or be required to indemnify you for, any adverse tax effect or liability associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Gbola Amusa

December 8, 2023

d. Following your Start Date, subject to (i) the approval of such award by the Board of Directors of the Company (the “Board”), or an authorized committee thereof, and (ii) your continued service to the Company through the date of grant of such award (which shall not be later than 30 days following your Start Date), you will be eligible to receive a grant of a stock option award pursuant to the Metsera 2023 Stock Incentive Plan (the “Plan”), with underlying shares of common stock of the Company equal to 1,135,000, and in such form and otherwise subject to such terms and conditions as approved by the Board, or an authorized committee thereof, in its sole discretion. In no event shall the exercise price, if applicable, of any equity award granted to you pursuant to the Plan be less than the fair market value of a share of common stock of the Company on the date of grant, as determined in accordance with Section 409A.

4. Benefits; Severance; Company Policies.

a. You will be eligible to participate in all employee welfare and benefit plans, programs and arrangements made available generally to Company employees of equal status, provided that you meet all requirements for each benefit. Each benefit is governed by the applicable policy provider’s terms and conditions, which will be determinative. The Company reserves the right to amend, modify, or terminate any of these benefits without notice.

b. You will be entitled to vacation and paid time off for certain U.S. holidays, in accordance with the Company’s policies, as in effect from time to time.

c. The Company will reimburse you for all reasonable business expenses you incur pursuant to the Company’s usual expense reimbursement policies and practices, as in effect from time to time, following your submission of reasonable documentation thereof. In addition, not later than thirty (30) days following your Start Date, and subject to your continued employment as of the payment date, the Company will reimburse you for your reasonable and documented legal fees and costs associated with entering into this Letter, not to exceed $10,000. With regard to reimbursement of costs and expenses, except as permitted by Section 409A, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

d. If the Company terminates your employment without Cause (defined below) or you terminate your employment for Good Reason (as defined below), and contingent on your signing (and not revoking) a Separation and General Release Agreement satisfactory to the Company based on the Company’s standard form, as in effect at such time (the “General Release”), the Company agrees to pay you severance equal to twelve (12) months’ Base Salary (based on your then-applicable Base Salary) (the “Severance”). The Severance will be in full satisfaction of all obligations that would otherwise have been due to you under this Letter, except for any accrued and unpaid base salary through your date of termination, any approved but unreimbursed business expenses, any vested equity, and any vested benefits under the terms of any employee benefit plans, in accordance with the provisions of such plans (collectively, “Accrued Compensation”). The Company will pay the Severance, if it

Gbola Amusa

December 8, 2023

becomes due, in substantially equal installments on the Company’s regular payroll schedule over the six (6) month period after the date of your “separation from service” (as such term is defined under the Code and Section 409A); provided that (i) the General Release has become effective by that time and (ii) in the event the time period to return a validly executed General Release spans two taxable years, the severance will be paid to you in the second taxable year. For purposes of this Letter (and, with respect to the definition of Cause hereunder, not for purposes of the Plan or any award granted thereunder), “Cause” means the occurrence of any of the following events: (i) your indictment for, conviction of, or plea of no contest (or guilty) to, a felony or any crime involving moral turpitude or dishonesty (excluding any vehicular-related offense that does not result in death or serious bodily injury); (ii) your commission of any act of fraud, embezzlement, theft, dishonesty, or misrepresentation of any property of the Company; (iii) your commission of any act of sexual misconduct or your violation of any policy of the Company relating to substance abuse, sexual harassment, sexual misconduct or sex-based discrimination; (iv) your illegal use of controlled substances or excessive consumption of alcohol during, or that otherwise affects, the performance of your duties or responsibilities to the Company; (v) your willful refusal to perform, or gross negligence or willful misconduct in the performance of, your duties or responsibilities to the Company; (vi) any conduct or involvement in a situation that brings you into public disrepute, or is demonstrably offensive to the community or any group within the community; (vii) your violation of any material term of this Letter or any other agreement with the Company or any of its subsidiaries, including, without limitation, the Confidentiality, Non-Competition, Non-Solicitation, and Inventions Assignment Agreement (as described below); (viii) your willful violation of a material Company policy or a lawful direction from the Company; or (ix) your refusal to fully participate in a Company investigation, in each of the clauses above where such failure or action has not been cured to the Company’s reasonable satisfaction (if curable) within thirty (30) days following written notice by the Company to you of the occurrence of such event. For purposes of this Letter (and, for the avoidance of doubt, for the Plan and any award granted thereunder), “Good Reason” means the occurrence of any of the following events, without your written consent, unless such event has been cured by the Company within thirty (30) days following written notice by you to the Company of the occurrence of such event: (i) a diminution in your Base Salary; (ii) a material diminution in your authority, duties or responsibilities; or (iii) a material breach by the Company of any provisions of this Letter. Notwithstanding the foregoing, you shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 45 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above; otherwise, any claims of such circumstances constituting Good Reason shall be deemed irrevocably waived by you.

e. You will, at all times, be subject to the Company’s policies and procedures and must adhere to those policies and procedures, including as set forth in the Company’s Employee Handbook and including, without limitation, those pertaining to confidentiality and standards of conduct. The Company reserves the right to amend its policies, procedures and practices at any time.

Gbola Amusa

December 8, 2023

5. Contingencies. Your offer of employment is contingent on the following: (i) verification of your right to work in the United States within 72 hours of your date of hire; (ii) your execution of the attached Confidentiality, Non-Competition, Non-Solicitation, and Inventions Assignment Agreement no later than your Start Date; and (iii) satisfactory completion of a pre-employment screening.

6. Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of laws provisions thereof. You hereby agree that venue for any dispute related to this Letter, your application for employment, employment, or termination of employment with the Company, will be in a court of competent jurisdiction in Essex County, New Jersey. You further waive objection to the jurisdiction or to the laying of venue in any such court.

7. Entire Agreement. Together with the Confidentiality, Non-Competition, Non-Solicitation, and Inventions Assignment Agreement, this Letter contains the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, or communications between you and the Company (oral or written). The terms of your employment may be amended in the future, but only by a written amendment to this Letter signed by a duly authorized representative of the Company. You acknowledge and agree that in executing this Letter you have not relied on any statement or representation not contained in this Letter.

8. Acknowledgements and Representations. You acknowledge that you are not relocating your residence in reliance of any promise or representation by the Company regarding the kind, character, or existence of any potential employment with the Company, or the length of time such employment will last, or the compensation related thereto. You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You further represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a current or former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. You understand that you are prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party. By signing this Letter, you represent that you have and will comply with these requirements and that you are not in possession of any confidential documents or other property of any former employer or other third party.

Gbola Amusa

December 8, 2023

9. Successors and Assigns. This Letter shall be binding upon, and inure to the benefit of, the Company, as well as its successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business (including, for the avoidance of doubt, any such successor or assign of the Company as a result of Change in Control, as such term is defined in the Plan). This Letter, however, is personal to you and you shall not have the right to assign any of your rights or delegate any of your duties without the express written consent of the Company.

This Letter will constitute a valid and binding agreement if a countersigned copy is returned to my attention by the earlier of (i) December 11, 2023 or (ii) any date upon which the Company notifies you that this offer has been rescinded, and otherwise shall become void, and of no force or effect.

Gbola, we believe you can make a valuable contribution to the Company and hope that you accept our offer. After reviewing this Letter, please confirm that it reflects your understanding by signing and returning to me.

Very truly yours,

/s/ Clive Meanwell

Clive Meanwell
Chief Executive Officer

Attachment:

Confidentiality, Non-Competition, Non-Solicitation, and Inventions Assignment Agreement

AGREED AND ACCEPTED:

Gbola Amusa
Print Name

/s/ Gbola Amusa
Signature

December 8, 2023
Date